Exhibit 10.1
Certain information in this document (indicated by [***]) has been excluded pursuant to Regulation S-K Item 601(b)(10). Such information is not material and is treated by the Registrant as private or confidential.

SALES AGREEMENT

THIS SALES AGREEMENT (this “Agreement”) dated as of the 1st day of April, 2025 (the “Effective Date”), by and between W. R. GRACE & CO.-CONN., a Connecticut corporation having an office at 7500 Grace Drive, Columbia, Maryland 21044 U.S.A.  (hereinafter “Grace”) and ChromaDex, Inc., a California Corporation, having an office at 10900 Wilshire Blvd. Suite 600, Los Angeles, CA 90024 (hereinafter “Customer”). Grace and Customer may hereinafter be referred to, collectively, as the “Parties” and, each individually, as a “Party”.

WHEREAS, Customer desires to purchase certain products from Grace as set forth in the attached EXHIBIT 1 (hereinafter the “Product”); and
WHEREAS, Grace desires to sell the Product to Customer pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the Parties hereto agree to the following:

1. Term.

The term of this Agreement shall commence on the Effective Date and continue until April 30, 2029 (the “Initial Term”). Following the Initial Term, the Agreement shall continue in effect for subsequent renewal terms of twelve (12) months (each a “Renewal Term”, and the Initial Term and any Renewal Term(s) together, the “Term” ) unless either Party provides written notice to the other Party of its intent not to renew the agreement at least ninety (90) days prior to the expiration of the then-current Term. For the sake of clarity, Grace’s notification not to enter into a Renewal Term shall not be deemed a Market Exit. In this Agreement, a Contract Year shall mean the period running from the Effective Date through the end of the day before each anniversary of the Effective Date.
2.Purchase Orders, Quantity, Forecasts and Products.

2.1 During the Term, Customer will submit written purchase orders for Product volumes (“Purchase Orders”), and Grace will provide written confirmation of its ability to provide such volumes within ten (10) days of receipt. Following such confirmation, the Parties shall work together promptly and in good faith to finalize volumes and anticipated shipment dates. Customer must submit Purchase Orders in compliance with the applicable lead time of sixty (60) days prior to shipment, and such Purchase Order will become binding upon Grace upon the fifth (5th) business day after receipt. Customer may not cancel a Purchase Order that has become binding upon Grace without Grace’s written consent, with the exception that a Purchase Order may be modified to change the “ship to” location provided that Grace is given written notice at least five (5) days in advance of the shipment date. Customer will not be permitted to reduce any volumes in a confirmed Purchase Order. Notwithstanding any other terms of this Agreement to the contrary, Grace shall not be required to ship any Product in advance of the confirmed shipment date.

2.2 Beginning five days following the execution of this Agreement by both Parties, and by the fifth day of every calendar month thereafter, Customer shall provide Grace with a rolling forecast of Customer’s projected purchases of Product for the following twenty-four (24) months (the “Product Forecast”). Upon Grace providing its written acceptance of the Product Forecast, which Grace shall have (7) calendar days to provide from the date of the receipt of the Product Forecast or it shall be deemed rejected, each month of the first twelve (12) months of such Product Forecast shall be binding on both Parties (“Binding Forecast”). Customer may increase or decrease the Product volume in months seven (7) through twelve (12) of the Binding Forecast by up to [***] percent ([***]%) at the time it provides the following month’s Product Forecast, but such percentage adjustment shall not apply to months one (1) through six (6) unless following a good faith discussion, Grace in its sole discretion agrees in writing. In addition, if the aggregate forecasted volume in any consecutive three (3) month period of the binding portion of the current Product Forecast exceeds [***] percent ([***]%) of the Minimum Purchase Quantity, Grace may in its sole discretion reject such excess volume. All purchases of Product will be in accordance with the terms and conditions of this Agreement, unless agreed to in writing by the Parties. For avoidance of doubt, Grace’s rejection of any Product Forecast, shall not be considered (i) as triggering a Market Exit, or (ii) otherwise cause the License Agreement to be triggered or come into effect.

3.Specifications.
All Product delivered hereunder shall comply with the specifications set forth in Quality Agreement between the Parties effective March 22, 2024 (the "Specifications").
4.Prices.

The Product Price and related terms and conditions are set forth in the Product Schedule, EXHIBIT 2, and individually, or collectively referred to as “Price” or “Prices”.
5.Payment Terms.
Payment terms are net thirty (30) days from the date of invoice by wire transfer per the instructions on the invoice. Payment shall be made in U.S. dollars unless otherwise agreed to by the Parties as set forth in Exhibit 2. Customer shall not under this Agreement, any Purchase Order, or any other agreement, withhold, offset, recoup or debit any amounts owed (or to become due and owing) to Grace or any of its Affiliates, whether under this Agreement or otherwise, against any other amounts owed (or to become due and owing) by Grace, whether relating to Grace’s breach or non-performance of this Agreement, any Purchase Order, any other agreement between Customer or any of its Affiliates and Grace or any of its Affiliates, or otherwise. In the event of Customer’s failure to make payment when due, Grace shall have the right to withhold subsequent shipment of Product pursuant to relevant Purchase Orders until Customer’s account is no longer in arrears, and any such withholding of shipment by Grace shall not be deemed a material breach nor a Market Exit.
6. 6. Delivery, Title, Risk of Loss, Packaging, and Weight.
Product shall be shipped FCA (Grace’s plant or warehouse) (Incoterms® 2020), delivery charges added to Grace’s invoice. Title to Products will transfer when and where risks transfer in accordance with the rules as set out in the applicable Incoterm. Neither the time, method, or place of payment, method of shipment, form of shipping document, manner of consignment, nor place of acceptance of Customer’s order shall alter the foregoing. Customer shall promptly inspect any Product upon arrival using commercially reasonable testing procedures and promptly notify Grace in writing of any potential non-conformance with respect to such Product.
7. Exclusivity and Purchase Requirements.
7.1 During the Term, Grace shall not supply Product (either through direct manufacturing by Grace or through a contracted third party) to any individual or entity other than Customer. Further, in the event Grace learns of a potential customer interested in purchasing Product, Grace will promptly notify Customer and should Customer decide to pursue an agreement to supply Product to such potential customer, Grace shall provide commercially reasonable support to Customer regarding the negotiation of a supply agreement.
7.2 During the Term, Grace will be the exclusive manufacturer and supplier to Customer of Product (either through direct manufacturing by Grace or through a contracted third party that Grace will have the sole right to engage, but such engagement shall be subject to the approval of Customer after an adequate opportunity to audit the operations and records of the third party) and for each Contract Year of the Term Customer shall purchase [***] percent ([***]%) of its requirements of the Products from Grace, but in any case no less than [***] ([***]) MT (“Minimum Purchase Quantity”), it being understood that any volumes of Products purchased from the Effective Date of this Agreement to the date of last signature shall be included in the total sum of the Minimum Purchase Quantity for the first Contract Year of the Term. Subject to Section C of the General Conditions of Sale, the Minimum Purchase Quantity for each subsequent

Contract Year shall only be amended following a good faith negotiation between the Parties at least sixty (60) days prior to the end of the then-current calendar year.
7.3 Any third party contracted by Grace for the manufacture of Product must, as a condition of such contracted manufacturing, comply with the material terms of the Quality Agreement.
7.4 Thirty (30) days before the end of each Contract Year of the Term, if Customer has not purchased the applicable quantity governed by the Binding Forecast terms of this Agreement for that Contract Year, then Customer shall pay for and take delivery of such quantity of Product to meet the purchase obligation of the Binding Forecast.
8.Termination.
8.1 In addition to any rights provided under this Agreement or under applicable laws and regulations of any governmental authority having jurisdiction over this Agreement, either Party may terminate this Agreement for any of the following reasons by giving written notice to that effect to the other Party after the Effective Date:
8.1.1    Bankruptcy or Insolvency. Upon the initiation of any proceedings, whether voluntary or involuntary, in bankruptcy or insolvency by or against such other Party, if such other Party is unable to meet its debts as they become due, or if a trustee or a receiver is appointed with regard to such other Party; or
8.1.2    Material Breach. In the event of a material breach by a Party to this Agreement that is not cured within sixty (60) days after receipt of written notice from the non-breaching Party describing the breach in reasonable detail, the non-defaulting Party may terminate this Agreement with immediate effect upon providing written notice to the defaulting Party. The notice provided by the non-defaulting Party in this Section 8.1.2 must specify with particularity the section of the Agreement claimed to be in default and the circumstances giving rise to the claimed default. If in any consecutive six (6) month period during the Term, Customer fails to make payment when due on three (3) or more occasions, then whether or not such defaults were cured in accordance with the terms of this Section 8.1.2, Grace shall have the right to terminate this Agreement on ten (10) days’ notice. Unless due to reasons of Force Majeure as set forth in this Agreement, a material breach includes Grace’s inability to meet the volumes set forth in the Binding Forecast, but in such event, Grace shall promptly notify Customer as soon as it is aware it will not meet the required volume, and during the sixty-day cure period that follows, the Parties shall discuss in good faith any adjustments to volume that Grace proposes and the reasons therefor.
8.2    Upon expiration or termination of this Agreement, as applicable, Customer shall:
8.2.1    pay Grace all sums due for pending invoices and for work Grace completed in accordance with this Agreement up to and including the date of termination; and
8.2.2    compensate Grace for all reasonable actual costs incurred by Grace due to post-termination activities, including without limitation, disposal of materials or substances which Grace obtained in connection with its performance hereunder and is required to dispose of, and any regulatory or contractual requirements with which Grace was obligated to perform in preparation for fulfillment of its obligations under this Agreement.
8.3 Upon expiration or termination of this Agreement, a Party may request the other Party to either destroy or return all written, electronic or other embodiments of a Party’s Confidential Information or other intellectual property in its possession, excluding any copies of Confidential Information that may be required to comply or monitor compliance with any terms of this Agreement that survive termination.
8.4 The expiration or termination of this Agreement will be without prejudice to any claims or amounts owed as of the date of termination, and will be in addition to all rights and remedies otherwise provided under this Agreement, by law or in equity.

8.5 A Party’s failure to terminate under a provision of this Section 8 will not be deemed a waiver of its rights to terminate in the future, or otherwise limit its respective rights to enforce the obligations of the other Party.
9. 9. Supply Continuity.
9.1. Promptly following the execution of this Agreement, the Parties will make a good faith effort to execute a supplemental agreement establishing a process by which Customer obtains from Grace a world-wide, royalty-bearing, exclusive, non-transferable, and sub-licensable license to its patents covering the Product’s manufacture, including all improvements thereon, and the required technical information and Product design package thereto, sufficient to enable Customer to make, have made, manufacture, and have manufactured Product in accordance with the Specifications for an agreed-upon royalty percentage (“License Agreement”), whereby such License Agreement will come into effect upon the occurrence of any one of the following events:
(a)     Customer properly terminates this Agreement pursuant to Section 8.1.1; or
(b)     Customer properly terminates this Agreement pursuant to Section 8.1.2; or
(c)    Grace notifies Customer that it will cease manufacture of the Product (a “Market Exit”); or; or
(d)    Grace notifies Customer that Grace has determined that it is not able to continue the manufacture of Product and has decided not to procure a Third-Party manufacturing entity to manufacture Product in its place.
9.2 During the Term, Grace shall make a good faith effort to operate, or contract with, or otherwise cause to operate two (2) manufacturing facilities, both of which will have the capability of meeting requisite supply of Products, and Customer will provide reasonable support as needed. The decision of whether to produce Product at two Grace-owned facilities or engaging a third-party contract manufacturer (“3pCM”) to serve as the redundant supplier is solely within Grace’s discretion and Customer shall not interfere with or otherwise impose any restrictions on the 3pCM other than it shall manufacture the Product in compliance with the relevant Quality Agreement and applicable laws.
9.3     During the Term, Grace shall maintain an inventory of [***] (together, “Key Raw Materials”), [***] (“Intermediate”) and finished Product equivalent to [***] MT Product and shall store such safety stock under appropriate conditions as the material may require. This Section 9.4 shall be null and void if Customer fails to purchase the binding portion of its Product Forecast and fails to cure such shortfall within thirty (30) days of Grace’s notice, or in the previous Contract Year fails to purchase the Minimum Purchase Quantity set forth in Section 7.2.
10.General Conditions of Sale.
The general conditions of sale set forth in Exhibit 3 (“General Conditions of Sale”) hereto are incorporated by reference and are made a part of this Agreement, except to the extent that they conflict with any provision hereof.
11. 11. Miscellaneous.
11.1.1 This Agreement consists of the terms and conditions in Agreement Sections 1 through 11 hereto (“Special Terms and Conditions”), plus Exhibits 1, 2, and 3. In the event of a conflict between this Agreement, the Special Terms and Conditions and any of the attached Exhibits, the order of control shall be as follows: this Agreement, Special Terms and Conditions, then Exhibits 1 and 2 read together, and then Exhibit 3.
11.1.2 This Agreement may be executed in any number of counterparts, each of which will constitute an original of this Agreement, and all of which together constitute one and the same Agreement; provided, however that this Agreement will not be effective until each Party has executed and delivered to the other Party at least one signed counterpart of this Agreement. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction that ambiguities are to be resolved against the drafting Party shall not be used in the interpretation of this Agreement. The following clauses shall survive any expiration or termination of the Agreement: Sections 6, 7, 8, 9, 10, and 11 Paragraphs (B), (D), (E), (G), (H), (I), (K) and (M) of Exhibit 3 (General Conditions of Sale), and any other terms for which survival would be required to carry out obligations that continue beyond the termination or expiration of this Agreement.
11.1.3 Notice to either Party under any provision of this Agreement shall be deemed good and sufficient if sent (a) by email to an email address previously provided by an authorized representative of the receiving Party, and such notice shall be effective on the first business day after receipt; or (b) by mail or courier to the address specified on the first page of this Agreement or to the last known address of such Party, and such notice shall be effective on the date of receipt.
If to Customer:
[NAME OF CUSTOMER]
Attn: [NAME OF CONTACT PERSON]
[ADDRESS]
[ADDRESS]
Fax: [FAX NUMBER]
Email: [EMAIL ADDRESS]
If to Grace:
W. R. Grace & Co.—Conn.
Attn: [***]
[***]
Fax: [***]
Email: [***]
with a copy (which shall not alone count as notice) to -
     [***]
    W. R. Grace & Co.-Conn.
     [***]
Fax: [***]
    Email:     [***]

[SIGNATURES ON FOLLOWING PAGE]

CHROMADEX, INC.        W. R. GRACE & CO.-CONN.
By:    /s/ Ozan Pamir                    By:     /s/ Brenda Kelly

Name:    Ozan Pamir                    Name:    Brenda Kelly

Title:    CFO                        Title:    President, Materials Technologies

Date:    7/25/2025                    Date:    7/25/2025

EXHIBIT 1
PRODUCT

Nicotinamide-beta-Riboside Chloride, CAS No. 23111-00-4 defined by the Specifications in the Quality Agreement between the Parties.

EXHIBIT 2
PRODUCT PRICE

The Product Price for 2025 (the first calendar year of the term) is $[***]/kg.
At all times during the Term, the Parties shall make commercially reasonable efforts to continually reduce the cost of production of the Product where feasible. No more than twice per Calendar Year, a Party may propose to adjust the Product Price by an amount not to exceed [***] percent ([***]%) of the then-current Price upon thirty (30) days’ written notice to the other Party. The Party receiving such notice shall have ten (10) business days following the date of receipt of the notice to object in writing to the proposed revised Price, stating its reasons therefor. Upon such objection, the Parties shall negotiate Price in good faith for a period not to exceed sixty (60) days.
If the Parties are unable to agree on Price following the sixty-day period of Price negotiation, then either Party may terminate this Agreement in writing, effective upon receipt by the other Party. It is understood and agreed that any termination by a Party in accordance with the foregoing shall not be deemed a Market Exit.

EXHIBIT 3
GENERAL CONDITIONS OF SALE
(A)    TAXES. Except as expressly provided elsewhere in the Agreement, Customer will pay any tax (other than on income), duty or other governmental charge now or hereafter imposed on any Products or imposed on Grace and/or Grace by reason of the manufacture, sale, use or transportation of such products or raw material. Customer agrees to pay or reimburse any such taxes which Grace and/or a Grace Affiliate is required to pay or collect. If Customer is exempt from the payment of any tax or holds a direct payment permit, Customer shall, upon order placement, provide Grace a copy, acceptable to the relevant governmental authorities of any such certificate or permit. In the event Customer pays any such taxes to Grace and/or a Grace Affiliate, Grace or its Affiliate Grace shall be solely responsible for remitting such taxes to the applicable federal, state or local government or regulatory authority.
(B)    WARRANTIES, CLAIMS, AND LIMITATIONS ON LIABILITY.
1. Grace warrants and represents to Customer that all Products at the time of shipment shall: (a) conform to the Specifications set forth in the Quality Agreement; (b) be in compliance with all applicable federal, state and local laws and regulations; and (c) be delivered to Customer free from any and all security interests, claims, demands, liens, or other encumbrances.
2. Grace warrants that the Products manufactured by Grace, in the condition and at the time shipped, will not infringe any valid claim of any Third-Party U.S. patent covering the Products. The warranty shall not extend to infringement of third-party patents to the extent attributable to the use of the Products or the combination of Products with other compounds, compositions, or materials. Grace may discontinue, without liability, delivery of Products hereunder if in its reasonable opinion their manufacture, sale or use would constitute patent infringement or if the use or resale of the Products is enjoined. Grace is responsible for any actual or alleged infringement arising out of the manufacture, use and sale of goods made with the Products and shall indemnify and hold Customer harmless with respect to any claims, liabilities, actions, damages and fees, including reasonable attorneys’ fees, arising from or related to any such actual or alleged infringement.
3. 3. OTHER THAN THE WARRANTIES SET FORTH IN THIS SECTION (B) GRACE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, NOT INCLUDED, HEREIN INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The warranties set forth in this Section (B) shall be void regarding any Products in Customer’s custody or control, including any Products customer sells to third parties or otherwise provides to third parties for additional processes (“Third Party Users”) that are subject to (i) misuse, damage, or mishandling of the Products; (ii) modification or alternations of, or additions to, the Products; (iii) storage or use conditions not in conformance with instructions provided by Grace; or (iv) negligence by Customer or Third Party User; (v) use of the Products in Customer’s applications. Customer assumes all risk and liability for results obtained by the use of the Products.
4. Customer warrants the following:
(a) it has the right to enter into and agree to the terms and conditions of this Agreement;
(b) it will maintain and comply with all permits, licenses and approvals required by law and comply with all applicable federal, state, and local laws, rules, regulations, codes, ordinances and orders applicable to the sale and use of the Product;
(c) the use of Products will not infringe any valid claim of any Third-Party patent.5. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT (INCLUDING OBLIGATIONS TO PAY MONIES WHEN DUE), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE (INCLUDING LOST REVENUE, PROFITS OR BUSINESS OPPORTUNITIES OR DIMINUTION IN VALUE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CONNECTED WITH OR RESULTING FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT, OR USE OF ANY PRODUCTS AND/OR SERVICES OR PART THEREOF, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAD BEEN WARNED OF THE POSSIBILITY OF ANY SUCH DAMAGES. EXCLUSIONS OF AND LIMITATIONS ON DAMAGES UNDER THIS

AGREEMENT SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY, EVEN IF SUCH REMEDY IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND EXCEPT (A) IN THE EVENT OF BREACH OF THE CONFIDENTIALITY PROVISIONS HEREOF, (B) FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, OR (C) FOR OBLIGATIONS ARISING UNDER SECTIONS E OF THESE GENERAL CONDITIONS OF SALE, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE VALUE OF THE PRODUCTS GIVING RISE TO THE CLAIM FOR CLAIMS RELATED TO PRODUCTS QUALITY, AND FOR ALL OTHER CLAIMS THE LIMIT OF LIABILITY SHALL BE NO GREATER THAN [***].
(C)    FORCE MAJEURE. Neither Party shall be liable for its failure to perform hereunder (except as to payment for Products delivered) due to any occurrence beyond its reasonable control, including acts of God, fires, floods, wars, acts of terrorism, epidemics, pandemics, national, state and/or local emergencies, sabotage, accidents, labor disputes or shortages, governmental laws, ordinances, rules and regulations, whether valid or invalid (including, but not limited to, priorities, requisitions, allocations and price adjustment restrictions), inability to obtain material, equipment or transportation, and any other similar or different occurrence. The Party whose performance is prevented by any such occurrence shall notify the other Party thereof in writing as soon as is reasonably possible after the commencement of such occurrence and shall promptly give written notice to the other Party of the cessation of such occurrence. The Party affected by such occurrence shall use reasonable commercial efforts to remedy or remove such event of force majeure as expeditiously as possible. Notwithstanding the foregoing, if the Party affected by such occurrence is unable to remedy or remove such event of force majeure within ninety (90) days after the commencement of such occurrence, the other Party may terminate this Agreement. In the event of a shortage of the Products and/or delay in shipment or delivery occasioned by a Force Majeure Event, Grace will endeavor to allocate equitably the available product among its Customers, its own internal users and its Affiliates. In the case of a shortage or anticipated shortage of labor, raw materials, utilities, fuel or energy, Grace will endeavor to allocate equitably the available labor, raw materials, utilities, fuel and energy to use in the product covered by this contract, to Grace's own internal use, to the use of its Affiliates and to the use in other products.
(D)    EXCLUSIVE REMEDIES; CLAIMS.
1.Except as provided in Sections (B), (E) and (L) of these General Conditions of Sale, the exclusive remedy of Customer against Grace for any failure to perform its obligations under the Agreement is expressly limited to one of the following (as may be elected at Grace's option):
(a)providing a quantity of Products to Customer in an amount equal to the Products with respect to which the claim is established, or
(b)Refund the purchase price paid for the Product.
This limitation shall apply to all claims, whether stated in contract, warranty, tort, strict liability, infringement of third-party rights or any other legal or equitable claim whatsoever.
2. EXCEPT AS PROVIDED IN SECTIONS (E) AND (L) AND OBLIGATIONS TO MAKE PAYMENT WHEN DUE, FAILURE TO GIVE WRITTEN NOTICE OF A CLAIM WITHIN SIXTY (60) DAYS FROM DATE OF DELIVERY OF PRODUCT, OR IN THE CASE OF NON-DELIVERY, FROM THE DATE FIXED FOR DELIVERY, SHALL CONSTITUTE A WAIVER BY THE PARTIES OF ALL CLAIMS WITH RESPECT THERETO.
(E)    INDEMNIFICATION.
1.Customer shall indemnify and hold harmless Grace, and each of its officers, employees and/or Representatives (as defined in Section L below) (“Grace Indemnitees”) from any and all damages, settlement costs, defense costs and attorneys' fees arising from (a) any injury to persons or death of any third party (a "Claim"), to the extent that it arises out of Customer's formulation, labeling, design, or use by Customer of the Product in its application (b) the use of the Product; and the manufacturing process for Products (but only to the extent that the manufacturing process is conducted pursuant to Customer' s instructions) infringe or violate a valid claim of any Third Party patent; provided, however, that, in any event, such indemnification obligation shall not apply to the extent that such Claim arises solely out of Grace’s Indemnitees' gross negligence or willful misconduct or an event for which Grace is obligated to defend Customer under this Agreement. Upon becoming aware of a Claim,

Grace shall promptly provide notice thereof in writing to Customer. Such notice shall include as much detail as is reasonably practicable regarding the Claim. Upon receiving written notice of any Claim, the Customer may request permission in writing from Grace to assume control of the defense of the Claim, at Customer’s sole cost. Grace shall promptly decide, at its sole discretion, whether to grant the permission sought by Customer, provided, that Grace’s silence, or any delay in response, shall not be deemed as an acceptance to grant the permission sought by Customer. In the event Grace grants permission under this Section E(1), the Customer shall have control of the conduct of the defense of Grace of any claims or suits covered by this indemnity clause, provided, however, that in such event Customer shall not agree to any settlement, compromise, offer to settle or compromise, assume any contractual obligation relating to, or admit liability for Claims, or make any admissions or stipulation of facts, waivers of rights, without Grace’s prior written consent and Customer shall continue to reasonably cooperate with Grace in such defense and keep Grace informed of the status thereof. Grace shall provide reasonable cooperation to Customer in defense of any such claims or suits, including, but not limited to, affording Customer access to all relevant records, subject to principles of attorney-client privilege. Nothing in this Agreement shall prevent Grace from retaining counsel of its choice, at Grace’s expense, to monitor the defense, trial or settlement of this matter and Customer will reasonably cooperate with such counsel.

2.Grace shall indemnify and hold harmless Customer, and each of its officers, employees and/or Representatives (“Customer Indemnitees”) from any and all Claims to the extent that such arise out of the manufacturing or labeling (if applicable) of the Product; or as a result of a breach of this Agreement or any of the warranties contained in this Agreement; provided, however, that, in any event, such indemnification obligation shall not apply to the extent that such Claim arises out of Customer Indemnitees’s breach of this Agreement, Customer Indemnitees’s gross negligence or willful misconduct and/or an event for which Customer is obligated to defend Grace and/or Grace Indemnitees under this Agreement. Upon becoming aware of a Claim, Customer shall promptly provide notice thereof in writing to Grace. Such notice shall include as much detail as is reasonably practicable regarding the Claim. Upon receiving written notice of any Claim, Grace may request permission in writing from Customer to assume control of the defense of the Claim at Grace’s sole cost. Customer shall promptly decide, at its sole discretion, whether to grant the permission sought by Grace, provided, that Customer’s silence, or any delay in response, shall not be deemed as an acceptance to grant the permission sought by Grace. In the event Customer grants permission under this Section E(2), Grace shall have control of the conduct of the defense of any claims or suits covered by this indemnity clause. Customer shall provide reasonable cooperation to Grace in defense of any such claims or suits, including, but not limited to, affording Grace complete access to all relevant records. If Customer receives notice of any such claims or complaints, it will promptly notify Grace. Nothing in this Agreement shall prevent Customer from retaining counsel of its choice, at Customer's expense, to monitor the defense, trial or settlement of this matter and Grace will reasonably cooperate with such counsel. In no instance will Grace be liable to Customer for loss of profits or for punitive, special, exemplary, incidental, or consequential damages suffered by Customer as a result of a third-party Claim.
3.The indemnification rights in this Clause (E) shall not apply (a) if the indemnified Party fails to give the indemnifying Party prompt notice of any claim it receives and such failure materially prejudices the indemnifying Party, or (b) to the extent that the indemnified Party, its Affiliates, officers, directors and/or indemnitees settle the Claim without the indemnitor’s consent. Furthermore, the indemnifying Party shall not be liable for the indemnified Party’s attorney’s fees or expenses of litigation, but if the indemnified Party gives the indemnifying Party the opportunity to assume control of the defense or settlement pursuant to paragraphs E(1) or E(2) above, then the indemnifying Party shall be responsible for such fees associated with the defense or settlement of the claim.
(F)    EXPORT CONTROL. Customer will not export or re-export any United States-origin technology or products received from Grace, or the direct products of that technology or those products, in violation of United States export-control or customs laws or regulations.
(G)    NO WAIVER. Failure of either Party in any particular instance to insist on the strict performance of any covenant, term, provision or condition hereunder or to exercise any option herein contained, shall not be construed as a waiver thereof in any other instance.

(H)    ENTIRE AGREEMENT. This Agreement constitutes the entire contract of sale and purchase of the Product(s) named herein. All prior agreements between the Parties relating to this subject shall have no further force or effect; provided, however, nothing herein shall alter or amend either Party's obligation under any prior agreement regarding non-disclosure or confidentiality of any information. The terms of this Agreement shall not, in the absence of prior express written consent of the Parties, be amended, supplemented or superseded by any terms or provisions of any Purchase Order, invoice or other document of any kind.
(I)    GOVERNING LAW; DISPUTE RESOLUTION. This Agreement shall be interpreted in accordance with the laws of the State of Maryland, without giving effect to provisions as to the conflicts of laws. All disputes, claims or controversies arising out of or relating to this Agreement, including the interpretation and breach thereof (each a “Dispute”) shall be exclusively resolved in the U.S. federal or state courts located in Howard County, Maryland unless jurisdiction in those courts is not available in which case the dispute may be resolved in any court of competent jurisdiction within the State of Maryland. The Parties further agree that service of any process, summons, notice or other similar document for such a proceeding in those courts may be made in accordance with the notice provisions of this Agreement and shall be effective service of process for any such action, suit or proceeding brought in those courts. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE), ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF COMPANY IN NEGOTIATING, ADMINISTERING OR ENFORCING THIS AGREEMENT.
(J)    ASSIGNMENT. This Agreement shall not be assigned by a Party, without the prior written consent of the other Party, except that either party may assign this Agreement to (i) its Affiliates, and (ii) its successors to that portion of the business to which this Agreement relates. This Agreement shall inure to and be binding upon all permitted assignees and successors.
(K)    PRODUCTS STEWARDSHIP. Customer warrants that the Products will be used, handled, stored, transported and disposed of in such a manner as is necessary for the safety and protection of persons, property, as well in accordance with all applicable laws and regulations as in effect at any time. Customer will instruct its employees with respect to, and to make certain that they know and understand, procedures necessary to enable its employees to comply with the requirements set forth herein and make certain that they are adequately trained in the use, handling, storage, transportation, and disposition of the Products. Grace will supply Customer with current Globally Harmonized System (GHS) labels (if required), safety data sheets (SDS), and any Products literature or information that may be required under applicable law. Customer will deliver the most recent edition of Products literature, including GHS labels or SDSs, to its employees and any others who may handle or process the Products and maintain a written record of such deliveries.
(L)    CONFIDENTIALITY. During the term of this Agreement, a Party (the “Disclosing Party”) may communicate or directly or indirectly make available to the other Party (the “Receiving Party”) certain of its confidential and/or proprietary information, including trade secrets, know-how and other intellectual property (“Confidential Information”) pursuant to the terms of this Agreement or in furtherance of the intentions hereunder. The Receiving Party shall not disclose such Confidential Information to any third party without the Disclosing Party’s prior written consent or use such Confidential Information for reasons other than those identified herein during or after the term of this Agreement; provided however that the Receiving Party may disclose the Confidential Information to its Affiliates, directors, officers, employees, or agents of Receiving Party (“Representatives”) who have a “need to know” for purposes of this Agreement, who have been apprised of this restriction and who are themselves bound by nondisclosure obligations at least as restrictive as those set forth in this paragraph, and provided further that the Receiving Party remains liable for any disclosures of Confidential Information by its Representatives in violation of this paragraph. These obligations shall not apply if such Confidential Information: (i) is already in the public domain at the time of disclosure or later through no breach of this Agreement; (ii) was lawfully in the Receiving Party’s possession prior to receipt from the Disclosing Party without obligation of confidentiality; (iii) is received by the Receiving Party from a third party free to lawfully disclose such information; (iv) is independently developed by the Receiving Party without the use of Disclosing Party’s Confidential Information as evidenced by the Receiving Party’s written records, or (v) the Receiving Party becomes legally compelled by law or governmental authorities to disclose any Confidential Information, if, prior to disclosure, the Receiving Party notifies the

Disclosing Party promptly of such requirement, as legally permissible, and cooperates with Disclosing Part to limit such disclosure, where legally permissible. The obligations under this paragraph shall continue for a period of ten (10) years after the termination of this Agreement, except for trade secrets which shall continue to be subject to the confidentiality obligations herein until such time as they cease to be trade secrets. The Parties acknowledge that remedies at law may be inadequate to protect the Parties against a breach of this paragraph and hereby in advance agree to the granting of injunctive relief in favor of the Disclosing Party without proof of actual damages (and without needing to post a bond), in addition to, and without limiting the Disclosing Party’s ability to obtain any other remedy otherwise available, including monetary damages.
(M)    INDEPENDENT CONTRACTOR; NO THIRD-PARTY BENEFICIARIES. Grace and Customer are independent contracting parties and nothing in this Agreement shall make either Party the agent of the other for any purpose, nor does it grant either Party any authority to assume or to create any obligation on behalf of the other Party. This Agreement is solely for the benefit of the Parties and their respective Affiliates, and no provision of this Agreement confers any claim of action or other right upon any third parties.
(N)    SEVERABILITY.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected, then: (i) such provision will be fully severable from this Agreement; (ii) this Agreement will be construed and enforced as if such provision had never been a part of the Agreement; and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the unenforceable provision or its severance.
(O)     PUBLICITY.    Neither Party will use the name of the other Party or the name of any employee of the other Party in any public statement, publicity, advertising, news release or otherwise without the prior written approval of the other Party except as required by law in connection with a regulatory filing. Neither Party shall make any other public statement related to the existence or any terms of this Agreement without the prior consultation with and prior written approval of the other Party concerning content, timing and audience, such approval to not be unreasonably withheld, conditioned or delayed. Approvals may be specific, for individual events, or may be blanket or generic, in which latter case disclosures made from time to time consistent in content and scope with such broad approvals will not require prior consultation but will require after the fact notification and provided the blanket or generic approval is clearly labeled as such at the time of approval.